Exhibit 10.1

LAURUS MASTER FUND, LTD.

c/o Laurus Capital Management, LLC

335 Madison Avenue, 10th Floor

New York, New York 10017

March 19, 2007

Biovest International, Inc.

377 Plantation Street

Worcester, Massachusetts 01605

Attention: Chief Financial Officer

Re:	Waiver of Events of Default; Amendment to Note; and Consent to Bridge Financing

Ladies and Gentlemen:

Reference is made to that certain (a) Note and Warrant Purchase Agreement dated as of March 31, 2006 (as amended, restated, supplemented and/or modified from time to time, “the Purchase Agreement”) by and between Biovest International, Inc. (“Biovest”) and Laurus Master Fund, Ltd. (“Laurus”), (b) Secured Promissory dated March 31, 2006 (as amended, restated, supplemented and/or modified from time to time, the “Note”) in the original principal amount of $7,799,000 and (c) Joinder Agreement dated as of December 8, 2006 (as amended, restated, supplemented and/or modified from time to time, the “Joinder Agreement”) made by AutovaxID, Inc. (“AutovaxID”) and Biolender II, LLC in favor of Laurus pursuant to which, among other things, AutovaxID agreed to (i) join that certain Subsidiary Guaranty dated March 31, 2006 made by Biovax, Inc. in favor of Laurus and (ii) guarantee all of the obligations and liabilities of Biovest under the Purchase Agreement, the Note and the other Related Agreements (as defined in the Purchase Agreement) (the “Biovest Obligations”). Capitalized terms used herein that are not defined shall have the meanings given to them in the Note.

Biovest has requested that Laurus (a) waive certain Events of Default that have occurred and are continuing under the Note, (b) amend the terms of the Note to defer the payment of certain principal payments that are due and owing under the Note and (c) consent to Biovest entering into a bridge financing transaction (the “Bridge Financing”) and, in each case, Laurus has agreed to do so on the terms and conditions set forth below.

In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Upon satisfaction of the conditions precedent set forth in Section 4 below, Laurus hereby waives the Events of Default that have occurred (collectively, the “Existing Defaults”) as a result of Biovest’s failure to make (a) principal payments to Laurus under the Note on the first business day of each month from January 2007 through and including March 2007 in the aggregate principal amount of $511,993.36 in accordance with the terms of Section 1.4 of the Note (the “Missed Principal Payments”) and (b) interest payments to Laurus under the Note on the first business day of each month from January 2007 through and including March 2007 in accordance with the terms of Section 1.1 of the Note in the aggregate amount of $180,602.16 (collectively, the “Missed Interest Payments”). Laurus and Biovest hereby agree that (a) the aggregate principal amount of the Missed Principal Payments shall be due and payable on the Maturity Date and (b) the aggregate amount of the Missed Interest Payments shall be due and payable on the date hereof. The foregoing is a limited waiver relating solely to the Existing Defaults and the execution and delivery of this letter agreement does not constitute a waiver by Laurus of any other Event of Default heretofore, now or hereafter existing, under the same or any other term or provision of the Note. This waiver does not (a) except as expressly set forth above, constitute a waiver of any term or provision of the Note, or constitute a waiver by Laurus of any of its other rights or remedies under the Note (all such rights and remedies being expressly reserved) or (b) establish a custom or a course of dealing or conduct between Laurus and Biovest and any of its subsidiaries.

2.(a) Upon satisfaction of the conditions precedent set forth in Section 4 below, Laurus and Biovest hereby agree to amend Section 1.4 of the Note in its entirety to provide as follows:

“1.4 Principal Payments. Amortizing payments of the aggregate Principal Amount outstanding under this Note shall be made by the Company on August 1, 2007 and on the first business day of each succeeding month thereafter through and including the Maturity Date (each, an “Amortization Date”). Commencing on the first Amortization Date, the Company shall make monthly payments to the Holder on each Amortization Date, each such payment in the amount of $267,070.24, together with any accrued and unpaid interest on such portion of the Amortizing Principal Amount plus any and all other unpaid amounts which are then owing under this Note, the Purchase Agreement and/or any other Related Agreement. Any outstanding Principal Amount together with any accrued and unpaid interest and any and all other unpaid amounts which are then owing by the Company to the Holder under this Note, the Purchase Agreement and/or any other Related Agreement shall be due and payable on the Maturity Date.”

(b) In consideration of Laurus’ agreement to amend the Note and defer the payment of certain principal amounts due and owing under the Note in accordance with the terms hereof, Biovest and AutovaxID, Inc. (“AutovaxID”), jointly and severally, hereby grant to Laurus a non-cancelable royalty (the “Laurus Royalty”) equal to three percent (3%) of world-wide Net Sales (as defined below) of AutovaxID Instruments (as defined below). Each of Biovest and AutovaxID acknowledge and agree that the Laurus Royalty may be contributed by Laurus to Croesus Corporation, a Delaware corporation and an affiliate of Laurus (“Croesus”), and following such contribution, all payments under the Laurus Royalty (including the Initial Royalty Payment) shall be made directly to Croesus. Each of Biovest and AutovaxID agree to execute and deliver all such further documents and to do or cause to be done all such further acts and things requested by Laurus and/or Croesus in order to effect the transactions contemplated herein. As used herein, (a) “Net Sales” shall mean gross receipts from the world-wide sales of AutovaxID Instruments less any rebates, returns, and discounts and (b) “AutovaxID Instruments” shall mean the automated cell and biologic production instrument known as AutovaxID manufactured by Biovest and AutovaxID.

(c) Except as otherwise set forth below with respect to the Initial Royalty Payment (as defined below), payments under the Laurus Royalty shall commence on the earlier of (a) the Offering Closing Date and (b) May 31, 2007 and shall continue for a period of five (5) years thereafter (the “Royalty Term”). The aggregate amount of payments made under the Laurus Royalty during the Royalty Term shall not be less than Eight Million Dollars ($8,000,000) (the “Minimum Royalty Amount”). If on the last day of the Royalty Term, the aggregate amount of payments made under the Laurus Royalty during the Royalty Term (the “Actual Royalty Amount”) is less than the Minimum Royalty Amount, Biovest shall immediately pay to Laurus the difference between the Minimum Royalty Amount and the Actual Royalty Amount (the “Catch-Up Royalty Amount”). In addition, on the earlier of (a) the Offering Closing Date and (b) December 31, 2007, Biovest shall make a Five Hundred Thousand Dollar ($500,000) lump sum Laurus Royalty payment to Laurus (the “Initial Royalty Payment”) which amount shall be offset against the Minimum Royalty Amount. The Laurus Royalty (other than the Initial Royalty Payment and the Catch-Up Royalty Amount) shall be paid quarterly within forty-five (45) days following the last day of each fiscal quarter of Biovest. Each Laurus Royalty payment shall be accompanied by an accounting of sales of AutovaxID Instruments and a detailed calculation of the Laurus Royalty, which detailed calculation shall be satisfactory to Laurus in its reasonable discretion.

(d) The parties hereto agree that the fair market value of the Laurus Royalty (as reasonably determined by the parties) received in consideration of the amendments to the Note made by Laurus hereunder is hereby designated as interest and, accordingly, shall be treated as a reduction of the remaining stated principal amount (which reduced principal amount shall be treated as the issue price) of the Note for U.S. federal income tax purposes under and pursuant to Treasury Regulation Sections 1.1001-3(e)(2)(iii), 1.1273-2(g)(2)(ii) and 1.1274-2(b)(1). The parties further agree to file all applicable tax returns in accordance with such characterization and shall not take a position on any tax return or in any judicial or administrative proceeding that is inconsistent with such characterization. Notwithstanding the foregoing, nothing contained in this paragraph shall or shall be deemed to modify or impair in any manner whatsoever the Biovest Obligations from time to time owing to Laurus under the Purchase Agreement, the Note and the other Related Agreements.

3. Laurus hereby consents to Biovest entering into the Bridge Financing provided that the conditions set forth in Section 4 below and each of the following conditions are satisfied in Laurus’ sole discretion: (a) copies of all of the agreements, documents and instruments evidencing the Bridge Financing are delivered to Laurus and are satisfactory to Laurus in its sole discretion, (b) the aggregate principal amount of the indebtedness incurred by Biovest under the Bridge Financing (the “Bridge Financing Indebtedness”) shall not exceed Seven Million Dollars ($7,000,000) at any time, (c) the Bridge Financing Indebtedness is and shall remain unsecured and (d) the Bridge Financing shall be subject to a subordination and intercreditor agreement acceptable in all respects to Laurus pursuant to which, among other things, the financial institutions providing the Bridge Financing to Biovest agree that the Bridge Financing Indebtedness is subordinate in right of payment to all of the Biovest Obligations.

4. This letter agreement shall become effective upon receipt by Laurus of (a) a copy of this letter agreement executed by Biovest and consented and agreed to by each other entity listed as a signatory hereto and (b) the aggregate amount of the Missed Interest Payments in immediately available funds.

5. Except as specifically amended herein, the Purchase Agreement, the Note and the other Related Agreements shall remain in full force and effect and are hereby ratified and confirmed. The execution, delivery and effectiveness of this letter agreement shall not operate as a waiver of any right, power or remedy of Laurus, nor, except as set forth herein, constitute a waiver of any provision of the Purchase Agreement, the Note or any of the other Related Agreements. This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

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6. This letter agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including in “PDF” or similar format) shall be deemed to be an original signature hereto.

Very truly yours,

LAURUS MASTER FUND, LTD.

		By:	/s/ Eugene Grin
		Name:	Eugene Grin
		Title:	Director

CONSENTED AND AGREED TO:

BIOVEST INTERNATIONAL, INC.		AUTOVAXID, INC.

By:	/s/ Steven Arikian	By:	/s/ Steven Arikian
Name:	Steven Arikian, M.D.	Name:	Steven Arikian, M.D.
Title:	Chairman & CEO	Title:	CEO

BIOVAX, INC.		BIOLENDER, LLC

By:	/s/ Steven Arikian	By:	/s/ Steven Arikian
Name:	Steven Arikian, M.D.	Name:	Steven Arikian, M.D.
Title:	CEO	Title:	CEO of Biovest, Managing Member

BIOLENDER II, LLC		ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Steven Arikian	By:	/s/ James A. McNulty
Name:	Steven Arikian, M.D.	Name:	James A. McNulty, CPA
Title:	CEO of Biovest, Managing Member	Title:	Secretary/Treasurer